GSI CAPITAL ADVISORS, LLC

Code of Ethics

Reference:	Who:	Chief Compliance Officer When:
At hire and Annually
Securities Act of 1933,	What: Ethics
Securities Exchange Act of 1934	How:	Monitored by CCO and written acknowledgment

Sarbanes-Oxley Act of 2002, Investment Company
Act of 1940, Investment Advisers Act of 1940, Title
V of the Gramm-Leach-Bliley Act,

General

The Code of Ethics is predicated on the principle that GSI Capital Advisors (“GSI Capital”) owes a fiduciary duty to its clients. Accordingly, GSI Capital’s employees must avoid and report activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of clients. At all times, GSI Capital must:

□	Place client interests ahead of GSI Capital’s – As a fiduciary, GSI Capital must serve in its clients’ best interests. In other words, GSI Capital’s employees may not benefit at the expense of advisory clients. This concept is particularly relevant when employees are making personal investments in securities traded by advisory clients.
□	Engage in personal investing that is in full compliance with GSI Capital’s Code of Ethics – Employees must review and abide by GSI Capital’s Personal Securities Transaction and Insider Trading Policies.
□	Avoid taking advantage of their position – Employees must not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with GSI Capital, or on behalf of an advisory client.
□	Maintain full compliance with the Federal Securities Laws1 – Employees must abide by the standards set forth in Rule 204A-1 under the Advisers Act.

[1]	“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

A copy of the code of Ethics and its amendments are distributed to all employees of GSI Capital on an annual basis. Any questions with respect to GSI Capital’s Code of Ethics should be directed to the CCO. As discussed in greater detail below, employees must promptly report any violations of the Code of Ethics to the CCO. All reported Code of Ethics violations will be treated as being made on an anonymous basis.

Guiding Principles & Standards of Conduct

GSI Capital works diligently to ensure that its compliance program meets and exceeds all of the required regulatory elements. More importantly, it does all it can to ensure that its employees follow the guidelines set forth by the program. The compliance culture at the firm is one of strict adherence and zero tolerance for egregious violations. Employees are encouraged to seek out guidance from the CCO when there is even the slightest question, doubt or suspicion. All GSI Capital employees and consultants closely associated with the Firm will act with competence, dignity and integrity, in an ethical manner, when dealing with clients, the public, prospects, third- party service providers and fellow employees.

The following set of principles frame the professional and ethical conduct that GSI Capital expects from its Employees and consultants:

□	Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets;
□	Place the integrity of the investment profession, the interests of clients, and the interests of GSI Capital above one’s own personal interests;
□	Adhere to the fundamental standard that you should not take inappropriate advantage of your position;
□	Avoid any actual or potential conflict of interest;
□	Conduct all personal securities transactions in a manner consistent with this policy;
□	Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities;
□	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on yourself and the profession;
□	Promote the integrity of, and uphold the rules governing, capital markets;
□	Maintain and improve your professional competence and strive to maintain and improve the competence of other investment professionals.
□	Comply with applicable provisions of the federal securities laws.[2]

[2]	“Federal securities laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Commission or the Department of the Treasury.

Personal Securities Transaction Policy

Employees may not purchase or sell any security in which the employee has of will have a beneficial ownership unless the transaction occurs in an exempted security or the employee has complied with the Personal Security Transaction Policy set forth below.

Direct or indirect (except through mutual funds or GSREF, L.P.) trading in the securities of REITs, international REITs or other publicly traded real estate companies is prohibited. Shorting or buying options in any REIT fund is also prohibited. This restriction includes trading on behalf of any dependent or person in your household, as well as any account held in your name. With regard to other listed securities, all employees must arrange for duplicate statements to be sent directly to GSI Capital’s CCO. These are to be reviewed and logged by our CCO or designated person for evidence of anything improper such as trading on material inside information or trading the prohibited securities described above.

Personal Securities Transaction Supervision

GSI Capital’s Employees must have statements and confirmations forwarded to the CCO for all personal securities transactions. GSI Capital reserves the right to disapprove any transaction that may have the appearance of improper conduct.

Exempt Securities

GSI Capital requires Employees to provide periodic reports (See Reporting section below) regarding transactions and holdings in any security, as that term is defined in Section 202(a)(18) of the Advisers Act (“Reportable Security”). However, as noted in Rule 204A-1, the term Reportable Security exempts and does not include:

□	Direct obligations of the Government of the United States;
□	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
□	Shares issued by money market funds;
□	Shares issued by open-end funds other than reportable funds[3]; and
□	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

Beneficial Ownership

Under rule 13 D and G employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities.

[3]	A “Reportable Fund” means (a) any fund for which GSI serves as the investment adviser as defined in section 2(a)(20) of the Investment Company Act of 1940 (i.e., in most cases GSI would need to be approved by the fund’s board of directors before you can serve); or (b) any fund whose investment adviser or principal underwriter controls GSI, is controlled by GSI, or is under common control with GSI. Currently, GSI does not manage or advise or is otherwise affiliated with a Reportable Fund.

Employees have a pecuniary interest in securities if they have the ability to directly or indirectly profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

□	Securities held by members of employees’ immediate family sharing the same household. Immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son- in-law, daughter-in-law, brother-in-law or sister-in-law. Adoptive relationships are included;
□	Employees’ interests as a general partner in securities held by a general or limited partnership; and
□	Employees’ interests as a manager/member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equityholder or they share investment control over the securities held by the entity.

The following circumstances constitute beneficial ownership by employees of securities held by a trust:

□	Ownership of securities as a trustee where either the employee or members of the employees’ immediate family have a vested interest in the principal or income of the trust;
□	Ownership of a vested beneficial interest in a trust; and
□	An employee’s status as a settlor/grantor of a trust, unless the consent of all of the beneficiaries is required in order for the employee to revoke the trust.

Exempt Transactions

The following transactions are considered exempt transactions:

□	Any transaction in an account over which the employee does not have any direct or indirect influence or control. For example, presuming that such relatives do not reside in the same household as the employee, accounts of family members outside of the immediate family would not be subject to review.
□	Any transactions occurring in an account that is managed on a fully- discretionary basis by an unaffiliated money manager.
□	Purchases that are part of an automatic investment plan.[4]
□	Purchases of securities by the exercise of rights issued to holders of a class of securities on a pro-rata basis.

[4]	“Automatic investment plan” means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

□	Acquisitions or dispositions of securities as a result of a stock dividend, stock split, or other corporation actions.

From time to time, the CCO may exempt certain transactions on a trade-by-trade basis.

Investments in Limited Offerings and Initial Public Offerings (“IPOs”)5

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any limited offering or IPO without first obtaining prior approval of the CCO in order to preclude any possibility of their profiting improperly from their positions on behalf of a Client. The CCO shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a Client; and (b) conclude, after consultation with a PM (who has no personal interest in the issuer of the limited offering or IPO), that no Clients have any foreseeable interest in purchasing such security. A record of such approval by the CCO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy. Please refer to the Exhibit Section for a copy of the Limited Offering and IPO Request and Reporting Form.

Restrictions on New Issues of Equity Securities (“NIESs”)6

No Employee shall acquire, directly or indirectly, any Beneficial Ownership in any NIES without first obtaining prior approval of the CCO in order to preclude any possibility of their profiting improperly from their positions on behalf of a Client. The CCO shall (a) obtain from the Employee full details of the proposed transaction (including written certification that the investment opportunity did not arise by virtue of the Employee’s activities on behalf of a Client; and (b) conclude, after consultation with a PM (who has no personal interest in the issuer of the NIES), that no Clients have any foreseeable interest in purchasing such security. A record of such approval by the CCO and the reasons supporting those decisions shall be kept as required in the Records section of this Policy.

The prohibitions on the purchase and sale of NIESs with respect to Rule 2790 do not apply to: 1) Issuer-Directed Securities, or those that are specifically directed by the issuer to persons that are restricted persons (i.e., directors), subject to certain conditions; 2) the account of a restricted person who is an existing equity owner of an issuer (Anti-Dilution Provisions), subject to certain conditions; and 3) Stand-By Purchasers, or those who purchase and sell securities pursuant to a stand-by agreement subject to certain conditions.

[5]	The term “limited offering” is defined as an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to Rules 504,505, or 506 of Regulation D. The term “initial public offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934.

[6]	The term “new issue” is defined as any initial public offering of an equity security as defined in Section 3(a)(11) of the Securities Exchange Act of 1934, made pursuant to a registration statement or offering circular. This restriction does not apply to, among other securities: secondary offerings, offerings of debt securities, offerings of a securities of a commodity pool, rights offerings, exchange offers, and offerings of convertible or preferred securities. (See NASD Conduct Rule 2790, Restrictions on the Purchase and Sale of IPOs of Equity Securities).

Employees are encouraged to review Rule 2790 and discuss such with the CCO prior to the purchase and/or sale of any NIES.

Reporting

In order to provide GSI Capital with information to enable it to determine with reasonable assurance any indications of scalping, frontrunning or the appearance of a conflict of interest with the trading by GSI Capital Clients, each Employee shall submit the following reports in the forms attached hereto to the CCO showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership except for exempt transactions listed in the section below entitled Exemptions.

Quarterly Transaction Reports

Employees shall be required to instruct their broker-dealers to send to GSI duplicate broker trade confirmations and account statements of the Employee which shall be received by the CCO, at a minimum, no later than Thirty (30) days after the end of each calendar quarter. If an Employee’s trades do not occur through a broker-dealer (i.e., purchase of a private investment fund), such transactions shall be reported separately to the CCO on the quarterly personal securities transaction report provided in Exhibit Section. The quarterly transaction reports shall contain at least the following information for each transaction in a Reportable Security in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership7: (a) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price of the Reportable Security at which the transaction was effected; (d) the name of the broker, dealer or bank with or through which the transaction was effected; and (e) the date that the report is submitted. The CCO will be responsible for reviewing and maintaining in the employee’s file, documentation regarding the employees reportable transactions.

[7]	“Beneficial Ownership,” as set forth under Rule 16a-1(a)(2), determines whether a person is subject to the provision of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which generally encompasses those situations in which the beneficial owner has the right to enjoy some direct or indirect “pecuniary interest” (i.e., some economic benefit) from the ownership of a security. This may also include securities held by members of an Employee’s immediate family sharing the same household; provided however, this presumption may be rebutted. The term immediate family means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law and includes adoptive relationships. Any report of beneficial ownership required thereunder shall not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the Covered Securities to which the report relates.

EMPLOYEES ARE REMINDED THAT THEY MUST ALSO REPORT
TRANSACTIONS BY MEMBERS OF THE EMPLOYEE’S
IMMEDIATE FAMILY INCLUDING SPOUSE, CHILDREN AND
OTHER MEMBERS OF THE HOUSEHOLD IN ACCOUNTS OVER
WHICH THE EMPLOYEE HAS DIRECT OR INDIRECT INFLUENCE
OR CONTROL.

Exceptions from Reporting Requirements

Employees are not required to submit: 1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the access person had no direct or indirect influence or control, and 2) a transaction report with respect to transactions effected pursuant to an automatic investment plan.

Trading and Review

Direct or indirect (except through mutual funds and/or GSREF, LP) trading in the securities of REITs, international REITs or other publicly traded real estate companies is prohibited. Shorting, or buying options in any REIT fund is also prohibited. This restriction includes trading on behalf of any dependent or person in your household. With regard to other listed securities, all employees must arrange for duplicate trade confirmations and statements to be sent directly to GSI Capital headquarters. These confirmations and statements are to be reviewed and logged by our compliance staff or consultants for evidence of anything improper such as trading on material inside information.

Though not prohibited by this Personal Securities Transaction Policy, GSI Capital does not expect its Employees to engage in frequent short-term (60 days) trading. GSI strictly forbids “front-running” client accounts, which is a practice generally understood to be Employees personally trading ahead of client accounts. The CCO will closely monitor Employee’s investment patterns to detect these abuses. The Chief Investment Officer will monitor the CCO’s personal securities transactions for compliance with the Personal Securities Transaction Policy.

If GSI Capital discovers that an employee is personally trading contrary to the policies set forth above, the employee shall meet with the CCO and supervisor to review the facts surrounding the transactions. This meeting shall help GSI Capital to determine the appropriate course of action. The meeting will be documented in the employee’s file showing circumstances surrounding the trading, resolution and any disciplinary action taken.

Reporting Violations and Remedial Actions

GSI Capital takes the potential for conflicts of interest caused by personal investing very seriously. As such, GSI Capital requires its employees to promptly report any violations of the Code of Ethics to the CCO. GSI Capital’s management is aware of the potential matters that may arise as a result of this requirement, and shall take action against any employee that seeks retaliation against another for reporting violations of the Code of Ethics. GSI Capital has zero tolerance for retaliatory actions and therefore may subject offenders to more severe action than set forth below. In order to minimize the potential for such behavior, all reports of Code of Ethics violations will be treated as being made on an anonymous basis.

GSI Capital has implemented remedial actions that are designed to discourage its employees from violating the Personal Securities Transaction Policy. Employees should be aware that GSI Capital reserves the right to impose varied sanctions on policy violators depending on the severity of the policy violation.

□	1st Violation – Verbal warning, which may be documented in the employee’s file;
□	2nd Violation – Written warning that will be included in the employee’s file, and disgorgement of profits to a charity specified by the CCO; and
□	3rd Violation – Written warning, disgorgement of profits to a charity and monetary fine to be donated to a charity specified by the CCO; and
□	4th Violation – Possible termination of employment.

Disclosure

GSI Capital shall describe its Codes of Ethics to clients in Part II of Form ADV and, upon request, furnish clients with a copy of the Code of Ethics. All client requests for GSI Capital’s Code of Ethics shall be directed to the CCO.

Recordkeeping

GSI Capital shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission or GSI Capital’s management.

□	A copy of the WSP and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;
□	A record of any violation of this Policy and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;
□	A record of all written acknowledgements (annual certifications) as required by this Policy for each person who is currently, or with the past five years was, an Employee of GSI Capital.
□	A copy of each report made pursuant to this Policy by an Employee, including any information provided in lieu of reports, shall be preserved by the Firm for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

□	A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Policy, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place;
□	The Firm shall preserve a record of any decision, and the reasons supporting the decision, to approve the acquisition of any limited offering or IPO by Employees for at least five years after the end of the fiscal year in which the approval is granted, the first two years in an easily accessible place.

Responsibility

The CCO or designated personnel will be responsible for administering the Personal Securities Transaction Policy and maintaining records of trading review. All questions regarding the policy should be directed to the CCO.

1.	Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of material, nonpublic information by such investment adviser or any person associated with such investment adviser. In accordance with Section 204A, GSI Capital has instituted procedures to prevent the misuse of nonpublic information.

Although “insider trading” is not defined in securities laws, it is generally thought to be described as trading either personally or on behalf of others on the basis of material non-public information or communicating material non-public information to others in violation of the law. In the past, securities laws have been interpreted to prohibit the following activities:

□	Trading by an insider while in possession of material non-public information; or
□	Trading by a non-insider while in possession of material non-public information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or
□	Communicating material non-public information to others in breach of a fiduciary duty.
□	GSI Capital’s Insider Trading Policy applies to all of its employees. Any questions should be directed to the CCO.

Whom Does the Policy Cover?

This policy covers all of GSI Capital’s employees (“covered persons”) as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the covered person is an officer, director or 10% or greater stockholder and a partnership of which the covered person is a partner unless the covered person has no direct or indirect control over the partnership.

What Information is Material?

Individuals may not be held liable for trading on inside information unless the information is material. “Material information” is generally defined as information for which there is a substantial likelihood that an investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities.

Advance knowledge of the following types of information is generally regarded as “material”:

□	Dividend or earnings announcements
□	Write-downs or write-offs of assets
□	Additions to reserves for bad debts or contingent liabilities
□	Expansion or curtailment of company or major division operations
□	Merger, joint venture announcements
□	New product/service announcements
□	Discovery or research developments
□	Criminal, civil and government investigations and indictments
□	Pending labor disputes
□	Debt service or liquidity problems
□	Bankruptcy or insolvency problems
□	Tender offers, stock repurchase plans, etc.
□	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of material non-public information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, material information about the contents of an upcoming newspaper column may effect the price of a security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning insider trading to arise, information must not only be material, but also non-public. “Non-public” information generally means information that has not been generally available to the investing public.

Once material, non-public information has been effectively distributed to the investing public, it is no longer classified as material, non-public information. However, the distribution of non-public information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

GSI Capital’s employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving material, non-public information. Whether the “tip” made to the employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure. The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information. Employees may also become insiders or tippees if they obtain material, non-public information by happenstance, at social gatherings, by overhearing conversations, etc.

Penalties for Trading on Insider Information

Severe penalties exist for firms and individuals that engage in the act of insider trading, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of insider trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow if an Employee Believes that he/she Possesses Material, Non-Public Information

If an employee has questions as to whether they are in possession of material, non- public information, they must inform the CCO as soon as possible. From this point, the employee and CCO will conduct research and maintain documentation used to determine if the information is likely to be considered important to investors in making investment decisions, and whether the information has been publicly disseminated.

Given the severe penalties imposed on individuals and firms engaging in insider trading, employees:

□	Shall not trade the securities of any company in which they are deemed insiders who may possess material, non-public information about the company.
□	Shall not engage in securities transactions of any company, except in accordance with GSI Capital’s Personal Securities Transaction Policy and the securities laws.
□	Shall submit personal security trading reports in accordance with the Personal Security Transaction Policy.
□	Shall not discuss any potentially material, non-public information with colleagues, except as specifically required by their position.
□	Shall immediately report the potential receipt of non-public information to the CCO.
□	Shall not proceed with any research, trading, etc. until the CCO informs the employee of the appropriate course of action.

Serving As Officers, Trustees and/or Directors of Outside Organizations

Employees may, under certain circumstances, be granted permission to serve as directors, trustees or officers of outside organizations. These organizations can include public or private corporations, partnerships, charitable foundations and other not-for-profit institutions. Employees may also receive compensation for such activities.

At certain times, GSI Capital may determine that it is in its clients’ best interests for an employee(s) to serve as officers or on the board of directors of outside organizations. For example, a company held in clients’ portfolios may be undergoing a reorganization that may affect the value of the company’s outstanding securities and the future direction of the company. Service with organizations outside of GSI Capital can, however, raise serious regulatory issues and concerns, including conflicts of interests and access to material non-public information.

As an outside board member or officer, an employee may come into possession of material non-public information about the outside company, or other public companies. It is critical that a proper information barrier be in place between GSI Capital and the outside organization, and that the employee does not communicate such information to other GSI Capital employees in violation of the information barrier.

Similarly, GSI Capital may have a business relationship with the outside organization or may seek a relationship in the future. In those circumstances, the employee must not be involved in the decision to retain or hire GSI Capital.

GSI Capital employees are prohibited from engaging in such outside activities without the prior written approval from the CCO, or, in the case of the CCO, the Chief Investment Officer. Approval will be granted on a case by case basis, subject to proper resolution of potential conflicts of interest. Outside activities will be approved only if any conflict of interest issues can be satisfactorily resolved and all of the necessary disclosures are made on Part II of Form ADV.

Gifts

Employees may not accept investment opportunities, gifts or other gratuities from individuals seeking to conduct business with GSI Capital, or on behalf of an advisory client. However, employees may accept gifts from a single giver in aggregate amounts not exceeding $100, and may attend business meals, sporting events and other entertainment events at the expense of a giver, as long as the expense is reasonable and both the giver(s) and the employee(s) are present.

GSI Capital may on occasion give gifts to their customers, but the amount will not exceed the $100 limit per year.

All gifts given and received are kept in a log and approved by the CCO.

Responsibility

The CCO will be responsible for administering the Insider Trading and Gift Policies as well as maintaining a list of all gifts or gratuities received by GSI Capital employees. All questions regarding the policy should be directed to the CCO.

Political Contributions

SEC Rule 206(4)-5: With regards to our customers who are government entities – you are prohibited from making any political contributions to these entities. In addition, you are prohibited from participating in a political action committee related to these entities. You are also prohibited from contributing to any campaign in an election whether you can vote or not. If you fail to adhere to this policy, you could be subject to disciplinary action.

Elder Abuse

Any suspected elder abuse should be reported to compliance immediately. This includes abuse, neglect or exploitation.

Ohio

Ohio law requires all registered representatives to report elder abuse to the Ohio County Department of Job and Family Services office when one has a “reasonable cause to believe” elder abuse is happening. Educational materials have been developed to help educate mandatory reporters on their role in reporting such abuse. Please request a copy of these materials from the Compliance Department.

Please note the firm does not conduct a retail business. The firm deals with institutional investors and individuals. If the Portfolio Manager determines there is an uncharacteristic change in an individual account that is held by an elder client they will alert the compliance department immediately.